BOOKS• A • MILLION®	News Release

402 Industrial Lane

Birmingham, AL 35211

205-942-3737

Contact:	Douglas G. Markham
Chief Financial Officer
(205) 942-3737

BOOKS-A-MILLION, INC. ANNOUNCES SECOND QUARTER RESULTS

——————————————

Net Income Increases 26%

BIRMINGHAM, Ala. (August 22, 2007) – Books-A-Million, Inc. (NASDAQ:BAMM) today announced financial results for the second quarter ended August 4, 2007. Net sales for the 13-week period increased 9.6% to $132.8 million from sales of $121.2 million in the year-earlier period. Comparable store sales for the quarter increased 6.6% when compared with the 13-week period for the prior year. Net income increased to $3.1 million, or $0.19 per diluted share, compared with net income of $2.5 million, or $0.15 per diluted share, in the year-earlier period.

For the 26-week period ended August 4, 2007, net sales increased 6.0% to $249.1 million from sales of $235.1 million in the year-earlier period. Comparable store sales increased 3.1% when compared with the same period of fiscal 2007. For the 26-week period, the Company reported net income of $5.2 million, or $0.31 per diluted share, compared with net income of $4.0 million, or $0.24 per diluted share, for the year-earlier period.

Commenting on the results, Sandra B. Cochran, President and Chief Executive Officer, said, "We are pleased with our results for the quarter. The publication of Harry Potter and The Deathly Hallows generated record-breaking sales. Our marketing efforts along with our Fast Lane checkout process helped us achieve strong market share. In addition, continued discipline in inventory management, expense control and operational execution led to an improvement in profitability in a very competitive sales environment."

The Company also announced that its Board of Directors has approved a quarterly cash dividend of $0.09 per share. The quarterly dividend is payable on September 19, 2007, to stockholders of record at the close of business on September 5, 2007.

Books-A-Million is one of the nation’s leading book retailers and sells on the internet at www.booksamillion.com. The Company presently operates 206 stores in 20 states and the District of Columbia. The Company operates large superstores under the names Books-A-Million and Books & Co. and traditional bookstores operating under the name Bookland, Books-A-Million and Joe Muggs Newsstands. The common stock of Books-A-Million, Inc. is traded on the NASDAQ Stock Market’s Global Select Market under the symbol BAMM.

BAMM Reports Second Quarter Fiscal 2008 Results

August 22, 2007

-MORE-

BOOKS-A-MILLION, INC.

Unaudited Consolidated Financial Highlights

(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	Aug. 4, 2007	July 29, 2006	Aug. 4, 2007	July 29, 2006
NET SALES	$132,802	$121,208	$249,120	$235,095
Cost of sales (including warehouse, distribution and store occupancy costs)	95,110	86,290	177,669	167,567
GROSS PROFIT	37,692	34,918	71,451	67,528
Operating, selling and administrative expenses Depreciation and amortization	29,331 3,496	27,291 3,574	56,300 6,832	53,882 7,002
OPERATING INCOME Interest expense (income), net	4,865 64	4,053 110	8,319 (53)	6,644 165
INCOME BEFORE INCOME TAXES Income tax provision	4,801 1,701	3,943 1,486	8,372 3,161	6,479 2,510
NET INCOME	$ 3,100	$ 2,457	$ 5,211	$ 3,969

NET INCOME PER COMMON SHARE:
Basic: Net income	$ 0.19	$ 0.15	$ 0.32	$ 0.24
Weighted average shares outstanding	16,437	16,434	16,440	16,363
Diluted: Net income	$ 0.19	$ 0.15	$ 0.31	$ 0.23
Weighted average shares outstanding	16,656	16,901	16,693	16,899

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet initiative. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

-END-